As filed with the Securities and Exchange Commission on June 26, 2024

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-1741861 (I.R.S. Employer Identification No.)

101 Crawfords Corner Road Suite 4116 Holmdel, NJ (Address of Principal Executive Offices)	07733 (Zip Code)

BIO-key International, Inc.

2023 Stock Incentive Plan

(Full title of the plan)

Michael W. DePasquale

Chief Executive Officer

BIO-key International, Inc.

101 Crawfords Corner Road

Suite 4116

Holmdel, NJ 07733

(Name and address of agent for service)

(732) 359-1100

(Telephone number, including area code, of agent for service)

Copies requested to:

Vincent A. Vietti, Esquire

Fox Rothschild LLP

Princeton Pike Corporate Center

997 Lenox Drive

Lawrenceville, NJ 08648-2311

(609) 896-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On December 14, 2023 (the “Effective Date”), the stockholders of BIO-key International, Inc. (the “Company” or the “Registrant”) approved and adopted the BIO-key International, Inc. 2023 Stock Incentive Plan (the “2023 Plan”), which was approved by the Company’s Board of Directors (the “Board”). The maximum number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), available for issuance under the 2023 Plan, subject to adjustment pursuant to the terms of the 2023 Plan, is 333,334 shares of Common Stock.

The Company has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register the 333,334 shares of Common Stock available under the 2023 Plan and such indeterminate number of shares as may become available under the 2023 Plan as a result of the adjustment provisions thereof pursuant to Rule 416(a) under the Securities Act.

All figures have been adjusted to reflect the 1-for-18 reverse stock split effected on December 21, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2023 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the 2023 Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

BIO-key International, Inc.

101 Crawfords Corner Road

Suite 4116

Holmdel, NJ 07733

Attention: Chief Executive Officer

Tel: (732) 359-1100

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC (File No. 001-13463):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on June 5, 2024;

(b)	The Amendment on Form 10-K/A to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on June 20, 2024

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on June 14, 2024;

(c)

The Company’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the SEC on January 11, 2024, April 22, 2024, April 30, 2024 ,May 24, 2024 and June 14, 2024; and

(e)

The description of the Common Stock contained in Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 1, 2022 and any amendment or report filed for the purpose of updating such description.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit or in the case of an officer any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation

The Company’s certificate of incorporation provides that, unless otherwise required under applicable law, (a) a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as provided under Section 102(b)(7) of the DGCL, and (b) the Company shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Company any predecessor of the Company, or any other enterprise per the Company’s or any predecessor to the Company’s request.

Bylaws

The Company’s bylaws provide that (a) the Company shall indemnify and hold harmless the Company’s directors and officers to the maximum extent and in the manner permitted by the DGCL against expenses (including attorneys’ fees) reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, (b) the Company shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited requirements, and (c) the rights conferred in the Company’s bylaws are not exclusive.

Insurance Policies

The Company has also obtained insurance policies covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

BIO-key International, Inc. 2023 Stock Incentive Plan

Section 21.11 of the BIO-key International, Inc. 2023 Stock Incentive Plan provides that, subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a committee appointed by the Board, or an officer or employee of the Company to whom authority was delegated in accordance with Section 3.1 of the 2023 Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2023 Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.

The foregoing description of Section 145 of the DGCL, our certificate of incorporation, bylaws and the 2023 Plan is only a summary and is qualified in its entirety by the full text of each of the foregoing.

The Company understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

4.2	Bylaws (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K, filed with the SEC on January 5, 2005)

4.3	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Appendix A to the definitive proxy statement, filed with the SEC on January 18, 2006)

4.4

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed with the SEC on March 31, 2015)

4.5

Certificate of Elimination of BIO-key International, Inc. filed October 6, 2015 (incorporated by reference to Exhibit 3.5 to the registration statement on Form S-1 (File No. 333-208747), filed with the SEC on December 23, 2015)

4.6

Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 2, 2015)

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q, filed with the SEC on November 16, 2015)

4.8

Certificate of Amendment of Certificate of Incorporation of Bio-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on December 28, 2016)

4.9

Certificate of Amendment of Certificate of Incorporation of Bio-Key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on November 19, 2020)

4.10

Certificate of Amendment to Certificate of Incorporation of BIO-key International, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the SEC on December 19, 2023)

4.11	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to the registration statement on Form SB-2 (File No. 333-16451))

5.1	Opinion of Fox Rothschild LLP regarding the validity of the shares of Common Stock being registered (Filed herewith)

23.1	Consent of Bush & Associates CPA LLC (Filed herewith)

23.2	Consent of Marcum LLP (Filed herewith)

23.3	Consent of Fox Rothschild LLP (Included within the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (Included on signature page to this Registration Statement)

99.1	BIO-key International, Inc. 2023 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K, filed with the SEC on December 19, 2023)

107	Filing Fee Table (Filed herewith)

Item 9. Undertakings.

(a)          The Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmdel, State of New Jersey, on June 26, 2024.

BIO-KEY INTERNATIONAL, INC.

By: /s/ Michael W. DePasquale
Michael W. DePasquale
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of BIO-key International, Inc. hereby severally constitute and appoint Michael W. DePasquale and Cecilia Welch, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for each of the undersigned and in each of the undersigned’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Michael W. DePasquale	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2024
Michael W. DePasquale
/s/ Cecilia Welch	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 26, 2024
Cecilia Welch

/s/ Robert J. Michel	Director	June 26, 2024
Robert J. Michel

/s/ Wong Kwok Fong	Director	June 26, 2024
Wong Kwok Fong

/s/ Cameron Williams	Director	June 26, 2024
Cameron Williams

/s/ Manny Alia	Director	June 26, 2024
Manny Alia